Exhibit 99.2

SHAREHOLDER MESSAGE
3Q07

To Our Shareholders:

While it’s unusual to speak optimistically when reporting a decrease in net income, these are unusual times.

Net income for the third quarter declined by 6% when compared with the same period a year ago. When evaluated in the context of the earnings challenges being faced by many in our industry, our core performance is both strong and satisfactory. Through nine months, our earnings are up 2% over last year.

Last quarter, I reported to you that we were addressing the default by one of our commercial borrowers on loans totaling approximately $2 million. Just prior to the end of this quarter, we succeeded in negotiating a settlement agreement with our borrower. Through that agreement, we’ve gained the advantage of a more timely liquidation of the collateral. Of equal importance, we’ve also reduced our ongoing legal and collection expense, which has been inflated significantly by this situation. It’s important to note that, absent that expense, our third quarter earnings would have exceeded those reported for the same period last year.

We continue to closely monitor asset quality and counsel our customers across all industry segments. Our percentage of non-performing assets (NPA’s) remained essentially unchanged on a quarter-over-quarter basis. Although I’m pleased that our asset quality measurements are currently superior to many of our peers and confident in the overall quality of our loan portfolio, we’re not immune to the powerful forces at play within our economy and our markets.

At quarter-end, total assets increased by nearly 10% on a year-over-year basis and total loans posted a healthy 13% gain. Total deposits were up by nearly 6% during the same period. I’ve previously reported to you that, with most real estate development deals essentially off the table, the competition for the remaining deals – particularly those strong enough to meet our high standards – has intensified. The evidence of that is apparent in the continued contraction of our net interest margin.

During the past five years, we’ve made intentional and necessary investments to enhance our market awareness, image and reputation. Those investments have been successful. As an important part of that process, we’ve upgraded nearly all of our facilities to improve efficiency, provide a comfortable environment for customers and staff members and create a more uniform appearance. We’ve also built a new banking office in Wayland that continues to set growth records. The oldest of our facilities, our Moline office, is the next to receive attention. Beginning this month, we’re building a new Moline office on Division Avenue at the site of our current free-standing ATM. We’ll occupy the office early next year.

Some time ago, we identified the Cascade area as a market of opportunity for us and have been reviewing high-potential building sites. Consistent with our strategic plan, we’ve assembled a team of experienced bankers with strong connections to that area and are confident in their ability to increase the many customer relationships we already enjoy there. As we continue our search for the ideal permanent site, we’ve made the decision to temporarily house our Cascade team in leased space and plan to do so by year-end.

Another indicator of our success in building awareness, image and reputation is found in the fact that we’re increasingly regarded as an “employer of choice”. That has allowed us to further strengthen what I believe is the finest financial services group in West Michigan. In addition to the outstanding people already here, we have a waiting list of highly skilled and sought-after professionals who are eager to join our team and experience our unique culture. In our business, the equation is simple: An outstanding team equals outstanding results.

Once again, I encourage you to personally experience the benefits of a relationship with Byron Bank, Byron Insurance and Byron Investment Services. We’ll do exceptional things for you and make you proud to be an owner of our company. Allowing us to build a relationship with you also enhances the value of your investment in OAK Financial Corporation.

Thank you for your confidence in our company and for your support of our objectives. In many ways, these are unprecedented times for the banking industry. We’re committed to taking advantage of our many opportunities and making you pleased with your investment. I look forward to your comments or questions and encourage you to contact me directly.

Sincerely,

Patrick K. Gill
President and CEO
(616) 588-7420
pgill@BankAtByron.com